Exhibit 99.1

FOR IMMEDIATE RELEASE


           American Home Mortgage Reports Second Quarter 2004 Results
                  Announces diluted earnings per share of $0.83

Melville, NY (July 29, 2004) - American Home Mortgage Investment Corp. (NYSE:
AHM) today announced results for the second quarter ended June 30, 2004.

SECOND QUARTER FINANCIAL HIGHLIGHTS

o Net earnings for the second quarter of 2004 were $33.5 million, compared to $26.9 million for the second quarter of 2003, an increase of 24.5%.

o Earnings per diluted share for the second quarter of 2004 was $0.83 per share, compared to $1.55 per share for the second quarter of 2003, a decrease of 46.5%.

o The company adopted SEC Staff Accounting Bulletin No. 105 ("SAB 105"), which resulted in a one-time non-cash reduction in the current quarter's income. As a result, income per fully diluted share in the second quarter was reduced $0.27.

o Dividends per share for the second quarter was $0.61 compared to $0.13 for the second quarter of 2003.

FIRST SIX MONTHS 2004 FINANCIAL HIGHLIGHTS

o Net earnings were $54.7 million for the first six months, an increase of 26.7% from the $43.2 million earned in the first six months of last year.

o Earnings per diluted share were $1.54 per share for the first six months, a decrease of 38.6% over the first six months of last year.

o Earnings per diluted share for the first six months of 2004 would have been $0.31 higher if not for the adoption of SAB 105.

OPERATING STATISITICS
---------------------
                                                        At and for the Quarter Ended June 30,      Six Months Ended June 30,
                                                        -------------------------------------      -------------------------
Mortgage-Backed Securities Holdings Segment*:               2004                  2003              2004             2003
                                                        ------------------ ------------------      ------------- -----------
Average Mortgage-Backed Securities Held                     $ 4.8 billion                 ---      $ 3.4 billion         ---

Average Portfolio Yield                                               3.4%                ---                3.3%        ---

Average Cost of Funds and Hedges                                      2.7%                ---                2.5%        ---

Net Interest Margin                                                   0.9%                ---                1.0%        ---

Mortgage-Backed Securities Held - End of Period             $ 7.3 billion                 ---

Average Cost of Mortgage-Backed Securities                          100.8%                ---

Period End Duration Gap (in years)                                  (0.04)                ---

*Excludes loans held pending securitization.


                                      At and for the Quarter Ended June 30,      Six Months Ended June 30,
Loan Origination Segment:             -------------------------------------      -------------------------------
                                             2004                  2003              2004               2003
                                      -----------------    ----------------      ------------    ---------------
Loan Originations                      $ 6.6 billion       $ 6.2 billion        $ 11.0 billion    $ 10.5 billion
  Refinance                                       52%                 68%                   54%               70%
  ARM                                             49%                 13%                   43%               14%

Loans Securitized and Held             $ 1.5 billion                 ---         $ 2.2 billion               ---

Loans Sold to Third Parties            $ 4.2 billion       $ 5.8 billion         $ 7.6 billion     $ 9.8 billion

Applications Accepted                  $ 8.8 billion      $ 10.2 billion        $ 17.9 billion    $ 17.3 billion

Application Pipeline                   $ 6.5 billion       $ 8.5 billion


                                                                         June 30,
                                                           -----------------------------------
Loan Servicing Segment:                                          2004                 2003
                                                           -----------------  ----------------
Loan Servicing Portfolio - Total with Warehouse            $ 11.6 billion        $ 8.9 billion

Loan Servicing Portfolio - Loans Sold or Securitized       $ 10.2 billion        $ 7.2 billion

Weighted Average Note Rate                                          5.39%                 6.46%

Weighted Average Service Fee                                       0.358%                0.346%

Average Age (in months)                                               20                    34

Michael Strauss, Chairman and Chief Executive Officer commented, "During the second quarter the company nearly completed the initial build-up of its mortgage backed securities portfolio including adding $1.5 billion of self-originated securities and purchasing additional securities. Today the portfolio consists of $7.3 billion of mortgage-backed securities of which $2.6 billion were self-originated and $4.7 billion were market purchased. Over the coming quarters the company intends to replace many of the market bought securities it currently holds with self-originated securities that are projected to produce higher yields. Mortgage originations in the second quarter were strong, reaching $6.6 billion due to the company achieving record market share."

SECOND QUARTER OPERATING AND FINANCIAL HIGHLIGHTS
-------------------------------------------------

During the second quarter, the company's net interest income was $20.1 million while its average mortgage securities portfolio holdings were $4.8 billion and the average amount of mortgages held in its inventory was $1.8 billion. Net interest income is expected to increase in the third quarter as a result of the company's larger portfolio, and its ongoing substitution of self-originated for market bought securities. Mortgage production during the quarter grew 6.5% compared to the second quarter of 2003 despite the fact that nationwide originations declined 24.2% based on Fannie Mae's estimate. Of the $6.6 billion of loans originated by the company, $1.3 billion were securitized and held, $4.2 billion were sold for cash, and $1.1 billion were added to loans held pending sale or securitization. During the quarter, the company's gain on sale of mortgage loans and mortgage-backed securities was $59.8 million. The company's adoption of SAB 105 during the quarter resulted in a pre-tax reduction of gain on sale of loans of $18.7 million.

In the second quarter the company's servicing related revenue was $8.2 million as servicing benefited from higher servicing fees, slowing amortization of its servicing asset and recovery of impairment of the servicing asset due to rising interest rates. As of June 30, the notional amount of loans serviced was $10.2 billion, while the servicing asset had a market value of $145.1 million, was carried at a book value of $141.8 million, and had a temporary impairment reserve of $9.2 million. Total income for the second quarter was $33.5 million compared to $26.9 million during the second quarter of 2003, while earnings per fully diluted share was $0.83 compared to $1.55 for the second quarter last year. Earnings per share would have been $0.27 higher in the second quarter of 2004 if not for the adoption of SAB 105.

During the second quarter, the company continued to focus on high credit-quality assets. On June 30, 2004 35.5% of the company's assets were Fannie Mae or Freddie Mac obligations, while 61.6% were rated AAA and 1.2% were rated AA and 1.7% were rated A, BBB or unrated, by Standard & Poors. The company also continued to focus on adjustable and hybrid adjustable rate mortgages. On June 30 the portfolio consisted of 56.2% 5/1 ARMs, 23.0% 3/1 ARMs, and 20.8% ARMs with an initial reset less than 3 years after origination. On June 30, the average cost of the portfolio was 100.8%, while its average life was 3.8 years, and its net duration was negative 0.04 years.

OTHER SECOND QUARTER HIGHLIGHTS
-------------------------------

      o American Home Mortgage Securities LLC securitized approximately $1.4 billion of adjustable rate loans. In addition, the company securitized $0.7 billion of adjustable rate loans through Fannie Mae and Freddie Mac's guarantee programs. The company purchased and held $1.5 billion of these self-originated securities for its portfolio.

      o The company began issuing commercial paper to fund its mortgage inventory. By funding a portion of its inventory with commercial paper, the company expects its borrowing costs to be reduced. As of June 30, the company has $1.0 billion of commercial paper outstanding.

      o The company issued $53.8 million of its Class A Preferred Stock which settled in July 2004.

      o On June 4, the company's Board of Directors declared a dividend of $0.61 per share payable on July 14, to shareholders of record June 30.

OUTLOOK
-------

During the second half of 2004, the company expects to earn increased net interest income due to the increased size of its mortgage backed securities portfolio, and due to the ongoing substitution of self-originated assets for market bought assets. The company also expects that mortgage originations will fall throughout the second half with a consequent reduction in loan production income. Finally, the company projects that higher servicing fees and slowing amortization will cause its servicing assets to contribute to income through the remainder of the year.

Based on its projections, the Company reaffirms its 2004 earnings guidance of $3.25 to $3.40 per share. In addition, the company's continues to support its dividend policy of $0.61 per share per quarter, subject to ongoing review by its Board of Directors based on business conditions and the company's financial condition. The company's dividends policy does not constitute an obligation to pay dividends which only occurs when its Board of Directors declares a dividend.

ACQUISITION OF CERTAIN ORIGINATION BRANCHES FROM WASHINGTON MUTUAL
------------------------------------------------------------------

On July 28 the company announced it signed a definitive agreement with Washington Mutual, Inc. and its subsidiaries to acquire certain residential mortgage home loan centers and associated satellite offices in 18 states. Approximately 500 employees are currently supporting these home loan centers and associated satellite offices with the vast majority being sales professionals focused on retail loan originations. The company is currently in the process of hiring a number of the Washington Mutual employees who work at the acquired home loan centers.

Under the terms of the acquisition, American Home will assume Washington Mutual's lease obligations and will purchase certain fixed assets in the acquired offices. The acquisition will be funded from current cash reserves and is expected to close on August 2, 2004.

Michael Strauss commented, "Over the last five years American Home has achieved noteworthy success acquiring significant origination assets at advantageous terms. The strategic rationale behind this acquisition is to expand our retail channel in and increase the generation of self originated adjustable rate loans. In addition, these offices are expected to offer additional efficiencies of scale for supporting our nationwide branch network."

CONFERENCE CALL TODAY
---------------------

American Home will hold an investor conference call to discuss earnings at 10:30 a.m., Eastern Time, today, July 29, 2004. Interested parties may listen to the call by visiting the American Home corporate website, www.americanhm.com, Stockholder Information section, to listen to the conference call webcast live. A replay of the call will be available after 1:00 p.m., Eastern Time, July 29, 2004, through midnight Eastern Time on August 12, 2004. The online broadcast will be available on the site through August 12, 2004. American Home's second quarter 2004 conference call can also be accessed online through Yahoo! Finance at http://finance.yahoo.com/q?s=ahm. Please contact John Lovallo at Ogilvy Public Relations Worldwide at 212-880-5216 or john.lovallo@ogilvypr.com with any questions.

ABOUT AMERICAN HOME MORTGAGE INVESTMENT CORP.
American Home Mortgage Investment Corp. (NYSE: AHM) is a mortgage real estate investment trust focused on earning net interest income from self-originated mortgage backed securities, and through its taxable subsidiaries, on originating and servicing mortgage loans for institutional investors. Mortgages are originated through a network of loan production offices as well as through mortgage brokers and are serviced at the Company's Columbia, Maryland servicing center. For additional information, please visit the Company's Web site at www.americanhm.com.

                                       ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains statements about future events and expectations, which are "forward-looking statements." Any statement in this release that is not a statement of historical fact, including, but not limited to earnings guidance and forecasts, projections of financial results, and expected future financial position, dividends and dividend plans or business strategy, is a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause American Home Mortgage Investment Corp.'s actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the potential fluctuations in American Home Mortgage Investment Corp.'s operating results; American Home Mortgage Investment Corp.'s potential need for additional capital; the direction of interest rates and their subsequent effect on American Home Mortgage Investment Corp.'s business and the business of its subsidiaries; federal and state regulation of mortgage banking; and those risks and uncertainties discussed in filings made by American Home Mortgage Investment Corp. with the Securities and Exchange Commission. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from expectations. American Home Mortgage Investment Corp. does not assume any responsibility to issue updates to any forward-looking statements discussed in this press release.

AMERICAN HOME MORTGAGE INVESTMENT CORP. CONTACT:
John D. Lovallo, SVP
Ogilvy Public Relations Worldwide
212-880-5216
john.lovallo@ogilvypr.com




                  Financial Tables to Follow on Next Pages

                            AMERICAN HOME MORTGAGE INVESTMENT CORP.
                          CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (In thousands except per share data)
                                          (unaudited)


                                          Three Months Ended             Six Months Ended
                                              June 30,                       June 30,
                                          -------------------           ---------------------
                                          2004           2003            2004            2003
                                          --------- ---------           ----------- ---------
 Net interest income:
   Interest income                  $   72,404      $   25,446      $  106,454      $   46,424
   Interest expense                    (52,318)        (12,572)        (73,596)        (22,781)
                                    -----------     -----------     -----------     -----------
     Net interest income                20,086          12,874          32,858          23,643
                                    -----------     -----------     -----------     -----------
 Non-interest income:
   Gain on sales of mortgage
    loans and mortgage-
    backed securities                   59,840         129,282         139,973         217,493
   Loan servicing fees                   8,730           9,821          19,048          20,949
   Amortization                         (7,764)        (17,286)        (15,110)        (30,055)
   Impairment reserve recovery           7,252          (6,472)         (5,332)        (12,185)
   (provision)                      -----------     -----------     -----------     -----------
     Net loan servicing fees (loss)      8,218         (13,937)         (1,394)        (21,291)
                                    -----------     -----------     -----------     -----------

 Other non-interest income               1,226           1,241           2,204           4,169
                                    -----------     -----------     -----------     -----------
     Total non-interest income          69,284         116,586         140,783         200,371
                                    -----------     -----------     -----------     -----------

 Non-interest expense
  Salaries, commissions and             42,851          54,206          82,633          98,853
   benefits, net
  Occupancy and equipment                8,008           6,679          16,102          12,302
  Data processing and                    3,338           2,748           6,551           5,827
   communications
  Office supplies and expenses           3,215           3,847           6,333           6,870
  Marketing and promotion                2,196           2,805           4,408           5,604
  Travel and entertainment               2,887           2,891           5,464           4,878
  Professional fees                      1,829           1,672           4,257           3,513
  Other                                  4,082           8,423           9,520          12,088
                                    -----------     -----------     -----------     -----------
 Total non-interest expenses            68,406          83,271         135,268         149,935
                                    -----------     -----------     -----------     -----------

 Net income before income taxes         20,964          46,189          38,373          74,079
                                    -----------     -----------     -----------     -----------

 Income taxes                          (12,518)         19,312         (16,332)         30,889
                                    -----------     -----------     -----------     -----------

 Net income                         $   33,482      $   26,877      $   54,705      $   43,190
                                    ===========     ===========     ===========     ===========

 Per share data:
  Basic                             $     0.84      $     1.58      $     1.56      $     2.56
                                    ===========       =========       =========       =========
  Diluted                           $     0.83      $     1.55      $     1.54      $     2.51
                                    ===========       =========       =========       =========

Weighted average number of
 shares - basic                      40,000,162      16,980,679       35,015,205    16,866,454
Weighted average number of
 shares - diluted                    40,445,177      17,347,833       35,476,293    17,182,392

                            AMERICAN HOME MORTGAGE INVESTMENT CORP.
                             CONDENSED CONSOLIDATED BALANCE SHEETS
                               (In thousands, except share data)
                                          (Unaudited)

                                                                    June 30,        December 31,
                                                                      2004               2003
                                                                 --------------     ------------
Assets
 Cash and cash equivalents                                        $   433,918        $    53,148
 Mortgage-backed securities                                         7,331,162          1,763,628
 Mortgage loans held for sale, net                                  1,435,998          1,226,127
 Mortgage servicing rights, net                                       141,818            117,784
 Goodwill                                                              88,799             83,445
 Other assets                                                         203,426            160,558
                                                                 ------------       ------------
Total assets                                                      $ 9,635,121        $ 3,404,690
                                                                 ============       ============

Liabilities
 Warehouse lines of credit                                        $   672,456        $ 1,121,760
 Reverse repurchase agreements                                      6,413,506          1,344,327
 Commercial paper                                                   1,047,036               --
 Payable for securities purchased                                     423,909            259,701
 Notes payable                                                        107,237             99,655
 Other liabilities                                                    257,411            181,277
                                                                 ------------       ------------
   Total liabilities                                                8,921,555          3,006,720
                                                                 ------------       ------------

Stockholders' equity                                                 713,566            397,970
                                                                 ------------       ------------

Total liabilities and stockholders' equity                       $ 9,635,121        $ 3,404,690
                                                                 ============       ============

Number of shares outstanding - Basic                              40,111,559           25,270,100

American Home Mortgage Investment Corp.
Fair Value of Financial Instruments

                                                                       At June 30, 2004
                                                      ---------------------------------------------
                                                                                       Unrecognized
                                                      Carrying Value    Fair Value          Gain
                                                      --------------    ----------     ------------
Assets:
 Cash and cash equivalents                              $  433,918     $  433,918     $     --
 Accounts receivable and servicing advances                100,489        100,489           --
 Mortgage-backed securities                              7,331,162      7,331,162           --
 Mortgage loans
    Taxable REIT Subsidiary                                860,575        866,862          6,287
    Qualified REIT Subsidiary                              575,423        581,397          5,974
 Mortgage servicing rights                                 141,818        145,122          3,304
 Interest rate lock commitments
    Taxable REIT Subsidiary                                  6,122         18,492         12,370
    Qualified REIT Subsidiary                                 --            7,251          7,251
 Other derivative assets                                    38,486         38,486           --


Liabilities:
 Warehouse lines of credit                              $  672,456     $  672,456     $     --
 Commercial paper                                        1,047,036      1,047,036           --
 Notes payable                                             107,237        107,237           --
 Drafts payable                                             86,300         86,300           --
 Reverse repurchase agreements                           6,413,506      6,404,286          9,220
 Payable for securities purchased                          423,909        423,909           --
 Derivative liabilities                                     10,098         10,098           --

Total unrecognized gain                                                              $   44,406
